Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Fintech Acquisition LLC as the “Designated Filer” for purposes of the attached Form 4:

1.	Fintech Acquisition LLC 650 California Street, Suite 2700 San Francisco, California 94108
2.	Michael Cagney 650 California Street, Suite 2700 San Francisco, California 94108
3.	Thomas J. Milani 650 California Street, Suite 2700 San Francisco, California 94108

Date of Event Requiring Statement: November 29, 2022

Issuer Name and Ticker or Trading Symbol: Figure Acquisition Corp. I [FACA.U]

FINTECH ACQUISITION LLC

By:	/s/ Fintech Acquisition LLC, By: /s/ Thomas J. Milani

MICHAEL CAGNEY

By:	/s/ Michael Cagney

THOMAS J. MILANI

By:	/s/ Thomas J. Milani

Date: December 1, 2022